Exhibit 2.1

€10,000,000,000

CREDIT AGREEMENT

dated 22nd JUNE 2004

for

FRANCE TÉLÉCOM

With

BARCLAYS CAPITAL

CALYON

CITIBANK INTERNATIONAL PLC

SG CORPORATE & INVESTMENT BANKING

ABN AMRO BANK N.V.

BANCO BILBAO VIZCAYA ARGENTARIA S.A.

THE BANK OF TOKYO-MITSUBISHI, LTD.

BNP PARIBAS

CCF

CDC FINANCE - CDC IXIS

COMMERZBANK AKTIENGESELLSCHAFT

CRÉDIT MUTUEL-CIC

DEUTSCHE BANK AG

DRESDNER KLEINWORT WASSERSTEIN LIMITED

ING BANK N.V.

ING BANK (FRANCE) S.A.

J.P. MORGAN plc

MEDIOBANCA – BANCA DI CREDITO FINANZIARIO S.p.A.

MIZUHO CORPORATE BANK, LTD.

NATEXIS BANQUES POPULAIRES

THE ROYAL BANK OF SCOTLAND plc

SUMITOMO MITSUI BANKING CORPORATION

and

WESTLB AG, PARIS BRANCH

as Mandated Lead Arrangers

with

SOCIÉTÉ GÉNÉRALE

acting as Facility Agent, Dollar Swingline Agent and Euro Swingline Agent

ALLEN & OVERY LLP

LONDON

- i -

23.	Assignments and transfers by borrower	45

SECTION 9 THE FINANCE PARTIES		46

24.	Role of the Agents and the Mandated Lead Arrangers	46

25.	Conduct of business by the Finance Parties	50

26.	Sharing among the Lenders	50

SECTION 10 ADMINISTRATION		52

27.	Payment mechanics	52

28.	Set-off	54

29.	Notices	55

30.	Calculations and certificates	59

31.	Partial invalidity	59

32.	Remedies and waivers	60

33.	Amendments and waivers	60

SECTION 11 GOVERNING LAW AND ENFORCEMENT		61

34.	Governing law	61

35.	Enforcement	61

SCHEDULE 1 The Original Lenders		*

SCHEDULE 2 Conditions Precedent		*

SCHEDULE 3 Utilisation Request		*

SCHEDULE 4 The Margin and Commitment Fee		*

SCHEDULE 5 Mandatory Cost Formulae		*

SCHEDULE 6 Form of Transfer Agreement		*

SCHEDULE 7 Timetables		*

SCHEDULE 8 Form Of Taux Effectif Global Letter		*

SCHEDULE 9 Form of Confidentiality Agreement		*

*	Schedules omitted

- ii -

THIS AGREEMENT is dated 22nd June 2004 and made between:

(1)	FRANCE TÉLÉCOM a company incorporated under the laws of France as a société anonyme, registered with the Trade and Companies Register of Paris under number 380 129 866, with a share capital of €9.868.459.072 and whose registered office is 6, place d’Alleray, 75005, Paris cedex 15, as borrower (the “Borrower”);

(2)	BARCLAYS CAPITAL, CALYON, CITIBANK INTERNATIONAL PLC, SG CORPORATE & INVESTMENT BANKING, ABN AMRO BANK N.V., BANCO BILBAO VIZCAYA ARGENTARIA S.A., THE BANK OF TOKYO-MITSUBISHI, LTD., BNP PARIBAS, CCF, CDC FINANCE - CDC IXIS, COMMERZBANK AKTIENGESELLSCHAFT, CRÉDIT MUTUEL-CIC, DEUTSCHE BANK AG, DRESDNER KLEINWORT WASSERSTEIN LIMITED, ING BANK N.V., ING BANK (FRANCE) S.A., J.P. MORGAN plc, MEDIOBANCA – BANCA DI CREDITO FINANZIARIO S.p.A., MIZUHO CORPORATE BANK, LTD., NATEXIS BANQUES POPULAIRES, THE ROYAL BANK OF SCOTLAND plc, SUMITOMO MITSUI BANKING CORPORATION and WESTLB AG, PARIS BRANCH (the “Mandated Lead Arrangers”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”);

(4)	SOCIÉTÉ GÉNÉRALE a company incorporated under the laws of France as a société anonyme, registered with the Trade and Companies Register of Paris under number 552 120 222, with a share capital of €548,043,436.25 and whose registered office is 29 Boulevard Haussmann, Paris 75009, France as facility agent (the “Facility Agent”);

(5)	SOCIÉTÉ GÉNÉRALE as dollar swingline agent (the “Dollar Swingline Agent”); and

(6)	SOCIÉTÉ GÉNÉRALE as euro swingline agent (the “Euro Swingline Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Additional Cost Rate” has the meaning given to it in Schedule 5 (Mandatory Cost Formulae).

“Advance” means any Facility A Advance, Facility B Advance or Term-out Advance.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agents” means the Dollar Swingline Agent, the Euro Swingline Agent and the Facility Agent, and “Agent” means, as the context may require, any of them.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

“Available Dollar Swingline Commitment” means a Dollar Swingline Lender’s Dollar Swingline Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Dollar Swingline Advances; and

(b)	in relation to any proposed Facility B Utilisation by way of a Dollar Swingline Advance, the Base Currency Amount of its participation in any Dollar Swingline Advances that are due to be made on or before the proposed Utilisation Date, other than, in either case, that Dollar Swingline Lender’s participation in any Dollar Swingline Advances that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Dollar Swingline Facility” means the aggregate for the time being of each Dollar Swingline Lender’s Available Dollar Swingline Commitment.

“Available Euro Swingline Commitment” means a Euro Swingline Lender’s Euro Swingline Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Euro Swingline Advances; and

(b)	in relation to any proposed Facility B Utilisation by way of a Euro Swingline Advance, the Base Currency Amount of its participation in any Euro Swingline Advances that are due to be made on or before the proposed Utilisation Date, other than, in either case, that Euro Swingline Lender’s participation in any Euro Swingline Advances that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Euro Swingline Facility” means the aggregate for the time being of each Euro Swingline Lender’s Available Euro Swingline Commitment.

“Available Facility A” means the aggregate for the time being of each Lender’s Available Facility A Commitment.

“Available Facility A Commitment” means a Lender’s Facility A Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Facility A Advances; and

(b)	in relation to any proposed Facility A Utilisation, the Base Currency Amount of its participation in any Facility A Advances that are due to be made on or before the proposed Utilisation Date,

other than, in either case, that Lender’s participation in any Facility A Advances that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility B” means the aggregate for the time being of each Lender’s Available Facility B Commitment.

“Available Facility B Commitment” means a Lender’s Facility B Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Facility B Advances; and

(b)	in relation to any proposed Facility B Utilisation, the Base Currency Amount of its participation in any Facility B Advances that are due to be made on or before the proposed Utilisation Date,

other than, in either case, that Lender’s participation in any Facility B Advances that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Base Currency” means Euro.

“Base Currency Amount” means, in relation to an Advance, the amount specified in the Utilisation Request delivered by the Borrower for that Advance (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date which is 3 Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Advance.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin), which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or Unpaid Sum to the last day of the current Interest Period in respect of that Advance or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Paris and:

(a)	(in relation to any date for payment or purchase of a currency other than Euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of Euro) any TARGET Day.

“Commitment” means, in relation to a Lender, its Facility A Commitment and/or its Facility B Commitment.

“Conversion Request” has the meaning given to it in Clause 7.4 (Request for Conversion).

“Credit Rating” means a long term debt rating given by S&P, Moody’s or Fitch.

“Disposal” means any sale, transfer or other disposal, whether by one transaction or a series of transactions and whether at the same time or over a period of time:

(a)	resulting in the Borrower ceasing to control any Material Subsidiary (where “control” is as defined under Article L.233-3, I-II of the French Code de Commerce); or

(b)	of any business of the Borrower or its Material Subsidiaries where such business generated more than 10 per cent. of the revenues of the Group in the immediately preceding financial year of the Borrower; or

(c)	of any financial investments constituting titres de participations under the laws of the Republic of France.

“Dollar Swingline Advance” means any advance made or to be made under the Dollar Swingline Facility pursuant to a Utilisation Request under Clause 5.5 (Delivery of a Utilisation Request for a Swingline Advance).

“Dollar Swingline Commitment” means:

(a)	in relation to an Original Lender which is a Dollar Swingline Lender, the amount set opposite its name under the heading “Dollar Swingline Commitment” in Part 2 of Schedule 1 (The Original Lenders) and the amount of any other Dollar Swingline Commitment transferred to it under this Agreement; and

(b)	in relation to any other Dollar Swingline Lender, the amount of any Dollar Swingline Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Dollar Swingline Facility” means the optional dollar swingline facility forming part of Facility B as described in Clause 2.1(a)(ii)(1) (The Facilities).

“Dollar Swingline Lender” means:

(a)	any Original Lender whose name is set out in Part 2 of Schedule 1 (The Original Lenders); and

(b)	any bank or financial institution which has become a Party as a Lender in accordance with Clause 22 (Changes to the Lenders) and to whom a Dollar Swingline Commitment has been transferred,

which in each case has not ceased to have a Dollar Swingline Commitment.

“Dollar Swingline Rate” means, at any time, the higher of:

(a)	the Prime Rate; and

(b)	the Federal Funds Rate plus 0.50 per cent. per annum.

“Encumbrance” means any mortgage, charge, assignment by way of security, pledge, hypothecation, lien and any other security interest of any kind whatsoever (but, for the avoidance of doubt, excluding finance lease obligations).

“EURIBOR” means, in relation to any Advance (other than a Euro Swingline Advance) in Euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the period of that Advance) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in Euro for a period comparable to the Interest Period of the relevant Advance.

“Euro Swingline Advance” means any advance made or to be made under the Euro Swingline Facility pursuant to a Utilisation Request under Clause 5.5 (Delivery of a Utilisation Request for a Swingline Advance).

“Euro Swingline Commitment” means:

(a)	in relation to an Original Lender which is a Euro Swingline Lender, the amount set opposite its name under the heading “Euro Swingline Commitment” in Part 3 of Schedule 1 (The Original Lenders) and the amount of any other Euro Swingline Commitment transferred to it under this Agreement; and

(b)	in relation to any other Euro Swingline Lender, the amount of any Euro Swingline Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Euro Swingline Facility” means the optional euro swingline facility forming part of Facility B as described in Clause 2.1(a)(ii)(2) (The Facilities).

“Euro Swingline Lender” means:

(a)	any Original Lender whose name is set out in Part 3 of Schedule 1 (The Original Lenders); and

(b)	any bank or financial institution which has become Party as a Lender in accordance with Clause 22 (Changes to the Lenders) and to whom a Euro Swingline Commitment has been transferred,

which in each case has not ceased to have a Euro Swingline Commitment.

“Euro Swingline Rate” means, at any time, the aggregate of:

(a)	the arithmetic mean of the rates per annum (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by each Reference Bank as its overnight interest rate for Euro deposits in the European interbank market; and

(b)	the Margin.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Existing Credit Agreements” means:

(a)	the credit agreement dated 14 February 2002 entered into between France Télécom as borrower, ABN AMRO Bank N.V., Paris Branch, The Bank of Tokyo-Mitsubishi, Ltd., Barclays Capital, BNP Paribas, Citibank, N.A., Crédit Agricole Indosuez, Crédit Lyonnais, Credit Suisse First Boston, Deutsche Bank AG, Dresdner Kleinwort Wasserstein Limited, HSBC Investment Bank plc, ING Barings Limited, J.P. Morgan plc, Mizuho Financial Group - The Fuji Bank, Limited Paris Branch, The Royal Bank of Scotland plc, SG Investment Banking, Sumitomo Mitsui Banking Corporation and Westdeutsche Landesbank Girozentrale, Paris Branch as mandated lead arrangers, certain financial institutions as lenders and Société Générale acting as facility agent, dollar swingline agent and euro swingline agent; and

(b)	the credit agreement dated 6th February 2003 entered into between France Télécom as borrower, ABN AMRO Bank N.V., Barclays Capital, BNP Paribas, CCF, CDC Finance–CDC IXIS, Citibank, N.A., Crédit Agricole Indosuez, Crédit Lyonnais, Deutsche Bank AG, Dresdner Kleinwort Wasserstein Limited, J.P.Morgan plc, Natexis Banques Populaires, The Royal Bank of Scotland plc, SG Investment Banking, WestLB AG, Banco Bilbao Vizcaya Argentaria, S.A., Paris Branch, Crédit Mutuel–CIC, Industrial and Commercial Bank of China and ING Bank N.V. as mandated lead arrangers, certain financial institutions as lenders and Société Générale acting as facility agent, dollar swingline agent and euro swingline agent.

“Facilities” means Facility A and Facility B.

“Facility A” means the loan facility made available under this Agreement as described in Clause 2.1(a)(i) (The Facilities).

“Facility A Advance” means an advance made or to be made under Facility A (other than a Term-out Advance) or the principal amount outstanding for the time being of that advance.

“Facility A Availability Period” means the period from and including the date of this Agreement to and including the date falling 1 week prior to the Facility A Revolving Termination Date.

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part 1 of Schedule 1 (The Original

Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Outstandings” means the aggregate of the Base Currency Amount from time to time of each of the Facility A Advances.

“Facility A Revolving Termination Date” means (subject to Clause 7.3 (Extension of Facility A)) the date falling 364 days after the date of this Agreement.

“Facility A Term Repayment Date” means, in respect of any Term-out Advance, the date which is the earlier of (a) subject to Clause 7.7(b) (Repayment of Term-out Advances) the date falling 364 days after the Facility A Revolving Termination Date applicable at the time a Conversion Request is made and (b) 5 years after the date of this Agreement.

“Facility Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Facility B” means the loan facility made available under this Agreement as described in Clause 2.1(a)(ii) (The Facilities) incorporating an optional dollar swingline facility and an optional euro swingline facility.

“Facility B Advance” means an advance made or to be made under Facility B (including, unless the context otherwise requires, any Dollar Swingline Advance and any Euro Swingline Advance) or the principal amount outstanding for the time being of that advance.

“Facility B Availability Period” means the period from and including the date of this Agreement to and including the date falling 1 Business Day prior to the Facility B Termination Date.

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part 1 of Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement (and, in the case of a Dollar Swingline Lender or a Euro Swingline Lender, its Facility B Commitment shall include its Dollar Swingline Commitment or, as the case may be, its Euro Swingline Commitment).

“Facility B Outstandings” means the aggregate of the Base Currency Amount from time to time of each of the Facility B Advances.

“Facility B Termination Date” means the date which is 5 years after the date of this Agreement.

“Facility Office” means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform all or any of its obligations under this Agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to:

(a)	the weighted average of the rate on overnight federal funds transactions with members of the United States Federal Reserve System arranged by federal funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b)	if such rate is not so published for any day which is a Business Day, the average of the quotations for such transactions received by the Dollar Swingline Agent from three federal funds brokers of recognised standing selected by it.

“Fee Letter” means any letter or letters between the Mandated Lead Arrangers and the Borrower (or any Agent and the Borrower) setting out any of the fees referred to in Clause 12 (Fees).

“Finance Party” means any of the Agents, the Mandated Lead Arrangers and the Lenders.

“Financing Document” means this Agreement, any Fee Letter and any other document designated as such by the Facility Agent and the Borrower.

“Fitch” means Fitch Ratings Limited or any successor thereto.

“French GAAP” means generally accepted accounting principles in the Republic of France, as in effect in relation to the Borrower’s Original Financial Statements.

“Group” means the Borrower and its Subsidiaries and “Group Company” means any one of them.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Indebtedness” means, in relation to a person, its obligations (whether present or future, actual or contingent, as principal or surety) for the payment or repayment of money (whether in respect of interest, principal or otherwise), determined in accordance with French GAAP, incurred in respect of:

(a)	moneys borrowed or raised;

(b)	any bond, note, loan stock, debenture or similar instrument (excluding any instrument issued as quasi equity (fonds non remboursables et assimilés) and any deferred interest on any such quasi equity instrument which the Borrower may pay in its shares);

(c)	any acceptance credit, bill discounting, note purchase, factoring or documentary credit facility;

(d)	any finance lease;

(e)	any performance bond, stand-by letter of credit or other similar instrument issued in connection with the performance of payment obligations;

(f)	any interest rate or currency swap agreement or any other hedging or derivatives instrument or agreement;

(g)	any arrangement entered into primarily as a method of raising finance pursuant to which any asset sold or otherwise disposed of by that person is or may be leased to or re-acquired by a Group Company (whether following the exercise of an option or otherwise); or

(h)	any guarantee of payment, indemnity or similar legally binding assurance against financial loss given in respect of the obligation of any person falling within any of paragraphs (a) to (g) above.

“Information Package” means the documentation in the form approved by the Borrower concerning the Group which, at the Borrower’s request and on its behalf, was prepared in relation to the Facilities and distributed by certain of the Mandated Lead Arrangers to selected financial institutions prior to the date of this Agreement.

“Interest Period” means, in relation to an Advance, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Party as a Lender in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Advance (other than an Advance in Euro or a Swingline Advance):

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or period of that Advance) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Advance and for a period comparable to the Interest Period for that Advance.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments.

“Margin” means, in relation to an Advance (other than a Dollar Swingline Advance), for the relevant Interest Period, the average of the rates per annum for each day of such Interest Period computed in accordance with the table set out in Schedule 4 (The Margin and Commitment Fee) provided that (i) on any day that the Borrower has Credit Ratings from S&P, Moody’s and Fitch which are not equivalent, the applicable rate per annum for such day shall be the relevant rate per annum for the second highest of such differing Credit Ratings (or if two of S&P, Moody’s and Fitch provide equivalent Credit Ratings, the relevant rate per annum for such equivalent Credit Ratings), computed in accordance with the table set out in Schedule 4 (The Margin and Commitment Fee) (ii) on any day that the Borrower has Credit Ratings from only two (or one) of S&P, Moody’s and Fitch, the applicable rate per annum for such day shall be the relevant rate per annum for the highest of such Credit Ratings (or, as the case may be, the rate per annum for such single Credit Rating) unless such Credit Ratings differ by more than one notch, in which case the applicable rate per annum will be the average of the relevant rate per annum for such Credit Ratings, all computed in accordance with the table set out in Schedule 4 (The Margin and Commitment Fee)) and (iii) any change in the Margin arising as a result of a change of Credit Rating shall take effect as of the day after that change of Credit Rating.

“Material Adverse Change” means a material adverse change in the ability of the Borrower to comply with its payment obligations under the Financing Documents.

“Material Subsidiary” shall mean each Subsidiary at any relevant time of the Borrower:

(a)

the proportion of whose total assets or operating income before depreciation, amortisation, impairment, restructurings and share based payments expenses (or, where the Subsidiary in question prepares consolidated accounts, whose total consolidated assets or consolidated operating income before depreciation, amortisation, impairment, restructurings and share based payments expenses, as the case may be) attributable to the Borrower (by virtue of the Borrower’s interest in that Subsidiary) represents not less than 10 per cent. of the total consolidated assets or consolidated operating income before depreciation, amortisation, impairment, restructurings and share based payments expenses of the Borrower, all as calculated by reference to the then latest audited accounts (or audited consolidated accounts, as the case may be) of such Subsidiary and the then latest audited consolidated accounts of the Borrower and its consolidated Subsidiaries; or

(b)	to which is transferred all or substantially all the assets and undertakings of a Subsidiary which immediately prior to such a transfer is a Material Subsidiary.

provided that:

(i)	if a Group Company has acquired a Subsidiary during any financial year of the Borrower, for the purpose of determining whether that Subsidiary is a Material Subsidiary pursuant to paragraph (a) above, there shall be included within the Borrower’s consolidated operating income for such financial year (but without double counting) all of the operating income of that Subsidiary for the whole of such financial year of the Borrower; and

(ii)	if a Subsidiary of the Borrower has the same year end as the Borrower, but produces its annual audited accounts (consolidated where applicable) at a different time to the Borrower, until such time as both the Borrower and that Subsidiary have produced their respective audited accounts (consolidated where applicable) for the same financial year, whether or not that Subsidiary is a Material Subsidiary shall be calculated by reference to the audited accounts (consolidated where applicable) of that Subsidiary and the Borrower for the previous financial year; and

(iii)	for the purposes of this definition, operating income means the résultat operationnel of the Borrower, or as the case may be, the relevant Subsidiary determined in accordance with French GAAP (and, in relation to the Original Financial Statements as demonstrated in Note 2 of those Original Financial Statements).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investor Services, Inc., or any successor thereto.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means the Borrower’s audited consolidated financial statements for the year ended 31 December 2003.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

“Party” means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.

“Permitted Encumbrance” means:

(a)	Encumbrances arising in relation to cash management, cash or securities custody or clearing, or other banking arrangements entered into by a Group Company;

(b)	cash deposits made or cash collateral given in relation to interest, currency or other hedging agreements, swap and repo agreements entered into by a Group Company;

(c)	Encumbrances granted by a Group Company in favour of another Group Company;

(d)	a pledge of goods, the related documents of title and/or related documents arising or created in the ordinary course of trade as security for Indebtedness owed to a bank or financial institution in respect of a letter of credit or documentary credit relating to the goods or documents on or over which that pledge exists;

(e)	any Encumbrances over an asset of a company which becomes a Subsidiary of the Borrower after the date of this Agreement being an Encumbrance which is in existence at the time of the acquisition of that company but only if (i) that Encumbrance was not created in contemplation of that company becoming such a Subsidiary and (ii) the principal amount secured by that Encumbrance has not been and shall not be increased;

(f)	any Encumbrance over an asset of Orange S.A. and its subsidiaries where at the date of the acquisition of the whole of the issued share capital of Orange PLC by the Borrower such asset was an asset of Orange PLC or its subsidiaries and such Encumbrance existed and where the principal amount secured by that Encumbrance has not been and shall not be increased;

(g)	any Encumbrance over an asset acquired by a Group Company after the date of this Agreement and subject to which that asset is acquired but only if (i) that Encumbrance was not created in contemplation of its acquisition and (ii) the amount secured by that Encumbrance has not been increased in contemplation of, or since the date of, its acquisition;

(h)	any Encumbrance over an asset granted in relation to the financing (of such asset) where recourse of the grantee is limited to such asset;

(i)	any Encumbrance over shares of a Group Company (other than a Material Subsidiary) granted to secure Indebtedness of such Group Company;

(j)	any Encumbrance over one or more receivables owned by a Group Company granted to secure Indebtedness of any Group Company or Group Companies (or any special purpose vehicle company created solely for the purpose of the relevant securitisation or analogous structured financing), where such Indebtedness is incurred in respect of the securitisation or analogous structured financing of such receivables; and

(k)	any Encumbrance not otherwise permitted pursuant to paragraphs (a) to (j) above (inclusive) in respect of any assets having a value not exceeding, in aggregate, €2,000,000,000.

“Prime Rate” means, in respect of any Dollar Swingline Advance, for any day, the rate per annum which is the prime rate of the Dollar Swingline Agent in New York City, as publicly announced from time to time, in force on such date.

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined (other than in respect of a Swingline Advance):

(a)	(if the currency is Sterling) the first day of that period;

(b)	(if the currency is Euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days (which for these purposes only shall mean a day on which banks are open for general business in London) before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, in relation to LIBOR, the principal London offices of Barclays Bank PLC, Citibank International plc, Calyon and Société Générale and, in relation to EURIBOR and the Euro Swingline Rate, the principal Paris offices of Barclays Bank PLC, Citibank International plc, Calyon and Société Généraleand, in relation to Mandatory Cost, such banks as defined in Schedule 5 (Mandatory Cost Formulae) or, in each case, such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

“Relevant Interbank Market” means in relation to Euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Rollover Advance” means one or more Advances (other than Swingline Advances):

(a)	made or to be made on the same day that a maturing Advance is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Advance;

(c)	in the same currency as the maturing Advance (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the Borrower for the purpose of refinancing a maturing Advance.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies or any successor thereto.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Specified Time” means a time determined in accordance with Schedule 7 (Timetables).

“Subsidiary” shall mean in relation to any person or entity (an “Entity”) at any time, any other person or entity (whether or not now existing) (i) more than 50 per cent. of the capital of which is held by the Entity (as set out in Article L. 233-1 of the French Code de Commerce) or (ii) controlled directly or indirectly by the Entity within the meaning of Article L.233-3, I-II of the French Code de Commerce.

“Swingline Advance” means a Dollar Swingline Advance or a Euro Swingline Advance.

“Swingline Affiliate” means, in relation to a Lender, any Dollar Swingline Lender that is an Affiliate of that Lender and which is notified to the Facility Agent and the Dollar Swingline Agent by that Lender as its Swingline Affiliate.

“Swingline Agents” means the Dollar Swingline Agent and the Euro Swingline Agent, and “Swingline Agent” means either of them.

“Swingline Lender” means a Dollar Swingline Lender or a Euro Swingline Lender.

“Swingline Rate” means the Dollar Swingline Rate or the Euro Swingline Rate, as the context may require.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in Euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Term-out Advance” means a term loan made or to be made under Clause 7.6 (Conversion of Facility A Advances).

“Total Facility A Commitments” means the aggregate Facility A Commitments of the Lenders.

“Total Facility B Commitments” means the aggregate Facility B Commitments of the Lenders.

“Total Commitments” means the aggregate of the Commitments, being €10,000,000,000 at the date of this Agreement.

“Transfer Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Transfer Agreement) or any other form agreed between the Facility Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Agreement; and

(b)	the date on which the Facility Agent executes the Transfer Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Financing Documents.

“Utilisation” means a utilisation of either Facility A or Facility B.

“Utilisation Date” means the date of a Utilisation, being the date on which an Advance is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature imposed in the Republic of France.

1.2	Construction

(a)	Any reference in this Agreement to:

(i)	“assets” includes present and future properties, revenues and rights of every description;

(ii)	a “Financing Document” or any other agreement or instrument is a reference to that Financing Document or other agreement or instrument as amended or novated;

(iii)	the “French Commercial Code” means the Code de Commerce;

(iv)	the “French Civil Code” means the Code Civil;

(v)	a “guarantee” includes any “cautionnement”, “aval” and any “garantie” which is independent from the debt to which it relates;

(vi)	a “lease” includes an “opération de Crédit-bail”;

(vii)	a “liquidation, insolvency, composition or reorganisation” includes a redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire under Articles L.620-1 et seq. of the French Commercial Code;

(viii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(ix)	a “receiver, manager, administrator” includes an administrateur judiciaire or liquidateur judiciaire;

(x)	a “regulation” includes any regulation, rule, official directive, request or guideline (as applying to the Group Companies, only if having the force of law and, as applying to the Finance Parties, whether or not having the force of law but if not having the force of law, one which applies generally to a class or category of institution of which the Finance Parties form part and compliance with which is in accordance with the general practice of those institutions) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;

(xii)	a person being “unable to pay its debts” includes that person being in a state of cessation des paiements;

(xiii)	“wilful misconduct” means “dol”;

(xiv)	a “financial year” in relation to the Borrower, means a period in respect of which it is required to produce annual audited financial statements;

(xv)	“persons acting in concert” means persons who pursuant to an agreement or understanding (whether formal or informal) actively co-operate together with a view to achieving a common objective or to control another body corporate or persons acting according to the provisions of Article L.233-10 of the French Commercial Code;

(xvi)	“Barclays Capital” is to the investment banking division of Barclays Bank PLC;

(xvii)	“SG Corporate & Investment Banking” is to the investment banking division of Société Générale;

(xviii)	a provision of law is a reference to that provision as amended or re-enacted; and

(xix)	unless a contrary indication appears, a time of day is a reference to Paris time.

(b)	Where there is a reference in this Agreement to any amount, limit or threshold specified in Euro, in ascertaining whether or not that amount, limit or threshold has been attained, broken or achieved, as the case may be, a non-Euro amount shall be counted on the basis of the equivalent in Euro of that amount using the Facility Agent’s Spot Rate of Exchange.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Financing Document or in any notice given under or in connection with any Financing Document has the same meaning in that Financing Document or notice as in this Agreement.

(e)	An Event of Default is “continuing” if it has not been remedied or waived.

(f)	For the avoidance of doubt, if Fitch, Moody’s or S&P place a Credit Rating on credit watch, that shall not constitute a change in such Credit Rating or be deemed to be no Credit Rating.

(g)	All financial and accounting expressions which are not otherwise defined herein shall be construed in accordance with French GAAP.

1.3	Currency Symbols and Definitions

“Euro” and “EUR” denotes the single currency unit of the European Union as constituted by the Treaty of Rome (as amended), “$” and “Dollars” denote the lawful currency of the United States of America and “£” and “Sterling” denote the lawful currency of the United Kingdom.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available to the Borrower the following Facilities:

(i)	a committed 364 day multicurrency revolving credit facility (“Facility A”), which may be extended in accordance with Clause 7.3 (Extension of Facility A) and with an option to draw Term-out Advances in accordance with Clause 7.4 (Request for Conversion) (maturing, subject to Clause 7.7(b) (Repayment of Term-out Advances) on or before the applicable Facility A Term Repayment Date), in a maximum aggregate amount of €2,500,000,000; and

(ii)	a committed 5 year multicurrency revolving credit facility (“Facility B”), in a maximum aggregate amount of €7,500,000,000, including within it the following sub-facilities:

(1)	an optional dollar revolving swingline facility (the “Dollar Swingline Facility”) in a maximum aggregate amount equivalent to €1,500,000,000; and

(2)	an optional Euro revolving swingline facility (the “Euro Swingline Facility”) in a maximum aggregate amount of €1,500,000,000.

(b)	For the avoidance of doubt, in the event that the Dollar Swingline Facility and the Euro Swingline Facility are unutilised, subject to the terms of this Agreement, the Borrower may draw down Facility B Advances (not being Swingline Advances) under Facility B with an aggregate Base Currency Amount of up to €7,500,000,000.

2.2	Lenders’ rights and obligations

(a)	The obligations of each Lender under the Financing Documents are several (conjointes et non solidaires). Failure by a Lender to perform its obligations under the Financing Documents does not affect the obligations of any other Party under the Financing Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Financing Documents.

(b)	The rights of each Lender under or in connection with the Financing Documents are separate and independent rights and any debt arising under the Financing Documents to a Lender from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Financing Documents, separately enforce its rights under the Financing Documents.

2.3	Taux Effectif Global (global effective rate)

The parties hereto acknowledge that:

(a)

the Taux Effectif Global (global effective rate) applicable to the Advances cannot be calculated in accordance with the provisions of the articles L.313-1 et seq, R.313-1 and R.313-2 of the French Code de la Consommation, in particular by reason of the variable nature of the rates applied. As a consequence, only illustrative calculations of the Taux Effectif Global prepared on information known at the time of the execution of this Agreement shall be included in a letter sent by the Facility Agent to the Borrower

(substantially in the form of Schedule 8 (Form of Taux effectif global letter)) on the date of the execution of this Agreement, it being understood that the Taux Effectif Global provided therein shall be purely illustrative and shall by no means bind the parties in the future; and

(b)	the letter referred to in paragraph (a) above forms part of this Agreement for illustrative purposes and shall by no means bind the parties in the future.

3.	PURPOSE

3.1	Purpose

(a)	The Borrower shall apply all amounts borrowed by it:

(i)	under Facility A towards the refinancing of Indebtedness under the Existing Credit Agreements and may apply such amounts towards the refinancing of other Indebtedness and for the working capital purposes of the Group; and

(ii)	under Facility B for the general corporate purposes of the Group.

(b)	A Swingline Advance may not be applied in repayment or prepayment of another Swingline Advance.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	No Utilisation Request may be served unless the Facility Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance reasonably satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Borrower and the Lenders promptly upon the conditions set out in paragraph (a) of this Clause 4.1 being satisfied.

4.2	Further conditions precedent

(a)	The Lenders will only be obliged to comply with Clauses 5.4 (Lenders’ participation) and 5.8 (Swingline Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date (in each case other than in the case of a Rollover Advance):

(i)	no Event of Default is continuing or would result from the proposed Advance; and

(ii)	the representations to be made by the Borrower pursuant to Clause 18.13 (Repetition) are true in all respects.

(b)	An Advance will not be made if it would result in the Base Currency Amount of:

(i)	all Facility A Advances and Term-out Advances exceeding the Total Facility A Commitments;

(ii)	any Lender’s aggregate participation in Facility A Advances and Term-out Advances exceeding its Facility A Commitment;

(iii)	all Facility B Advances exceeding the Total Facility B Commitments; or

(iv)	any Lender’s aggregate participation in Facility B Advances exceeding its Facility B Commitment.

4.3	Conditions relating to Optional Currencies

A currency will constitute an Optional Currency in relation to an Advance if it is Sterling or Dollars, or it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Advance provided that there may not at any time be Advances outstanding denominated in more than 5 Optional Currencies.

4.4	Maximum number of Advances

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 5 Advances would be outstanding under the Facilities.

(b)	Any Advance made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise Facility A or Facility B (other than for the purpose of drawing Swingline Advances, which may be drawn in accordance with Clause 5.5 (Delivery of a Utilisation Request for a Swingline Advance)) by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request delivered to the Facility Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request) is irrevocable and will not be regarded as having been duly completed unless:

(i)	it specifies whether the Advance is to be a Facility A Advance or a Facility B Advance;

(ii)	the proposed Utilisation Date is a Business Day within the Facility A Availability Period (in respect of a Facility A Advance) or Facility B Availability Period (in respect of a Facility B Advance);

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Advance may be requested in each Utilisation Request delivered to the Facility Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request).

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request or, as the case may be, a Conversion Request delivered to the Facility Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request) or, as the case may be, Clause 7.4 (Request for Conversion) must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Advance must be:

(i)	if the currency selected is the Base Currency, a minimum of €50,000,000 and an integral multiple of €10,000,000; or

(ii)	if the currency selected is Dollars, a minimum of $50,000,000 and an integral multiple of $10,000,000;

(iii)	if the currency selected is Sterling, a minimum amount of £25,000,000 and an integral multiple of £5,000,000; or

(iv)	if the currency selected is an Optional Currency (other than Dollars or Sterling), in such minimum amount and multiple as the Facility Agent and the Borrower may agree,

or, in either case, if less, the amount of the Available Facility A or, as the case may be, the Available Facility B.

5.4	Lenders’ participation

(a)	Subject to the other terms of this Agreement, each Lender shall, on the relevant Utilisation Date, make its participation in each Advance available through its Facility Office.

(b)	Subject to Clause 6.2 (Unavailability of a currency), the amount of each Lender’s participation in each Facility A Advance or Facility B Advance (not being a Swingline Advance) will be equal to the proportion borne by its Available Facility A Commitment or, as the case may be, Available Facility B Commitment to the Available Facility A, or as the case may be, Available Facility B immediately prior to making the Advance.

(c)	The Facility Agent shall notify each Lender of the amount, currency and the Base Currency Amount of each Advance at the Specified Time.

5.5	Delivery of a Utilisation Request for a Swingline Advance

The Borrower may utilise the Dollar Swingline Facility or the Euro Swingline Facility by delivery to the relevant Swingline Agent (with a copy to the Facility Agent) of a duly completed Utilisation Request not later than the Specified Time.

5.6	Completion of a Utilisation Request for a Swingline Advance

(a)	Each Utilisation Request delivered pursuant to Clause 5.5 (Delivery of a Utilisation Request for a Swingline Advance) is irrevocable and will not be regarded as having been duly completed unless:

(i)	it specifies whether the Swingline Advance is to be a Dollar Swingline Advance or a Euro Swingline Advance;

(ii)	the proposed Utilisation Date is a Business Day within the Facility B Availability Period;

(iii)	the currency and amount of the Utilisation comply with Clause 5.7 (Currency and amount of Swingline Advances); and

(iv)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Swingline Advance may be requested in each Utilisation Request delivered pursuant to Clause 5.5 (Delivery of a Utilisation Request for a Swingline Advance).

5.7	Currency and amount of Swingline Advances

(a)	The currency specified in a Utilisation Request delivered pursuant to Clause 5.5 (Delivery of a Utilisation Request for a Swingline Advance) must be Dollars (in the case of a Dollar Swingline Advance) or Euro (in the case of a Euro Swingline Advance).

(b)	The amount of the proposed Swingline Advance must be:

(i)	in the case of a Dollar Swingline Advance, a minimum of $50,000,000 and an integral multiple of $10,000,000 or, if less, the Available Dollar Swingline Facility; or

(ii)	in the case of a Euro Swingline Advance, a minimum of €50,000,000 and an integral multiple of €10,000,000 or, if less, the Available Euro Swingline Facility.

5.8	Swingline Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Dollar Swingline Lender (in the case of a Dollar Swingline Advance) or Euro Swingline Lender (in the case of a Euro Swingline Advance) shall, on the relevant Utilisation Date, make its participation in each Dollar Swingline Advance (or Euro Swingline Advance, as applicable) available through its Facility Office.

(b)	The amount of each Swingline Lender’s participation in each Dollar Swingline Advance or Euro Swingline Advance will be equal to the proportion borne by its Available Dollar Swingline Commitment or, as the case may be, Available Euro Swingline Commitment to the Available Dollar Swingline Facility or, as the case may be, Available Euro Swingline Facility immediately prior to making the Dollar Swingline Advance (or Euro Swingline Advance, as applicable).

(c)	The relevant Swingline Agent shall notify each relevant Swingline Lender of the amount, currency and the Base Currency Amount of each Swingline Advance at the Specified Time.

(d)	A Swingline Lender shall only be obliged to participate in a Euro Swingline Advance or Dollar Swingline Advance to the extent that its participation in Facility B Outstandings (plus, if applicable the participation in Facility B Outstandings of the Lender of which it is the Swingline Affiliate) would not exceed its Facility B Commitment (or, as the case may be, the Facility B Commitment of the Lender of which it is the Swingline Affiliate).

5.9	Automatic Facility B Advance

(a)	In the event that the Borrower does not repay a Swingline Advance in full on the last day of its Interest Period, on the Business Day immediately following such day, the Borrower shall be deemed to have served a Utilisation Request for a Facility B Advance (not being a Swingline Advance) in the amount and currency of such Swingline Advance and with an Interest Period of 1 week and such Facility B Advance shall be made in accordance with Clause 5.4 (Lenders’ participation) and the proceeds thereof applied in repayment of the said Swingline Advance.

(b)	Clause 4.2(a) (Further conditions precedent) shall not apply to any Facility B Advance to which this Clause 5.9 refers.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

The Borrower shall select the currency of an Advance in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	the Facility Agent has received notice from a Lender that the Optional Currency (other than Dollars or Sterling) requested is not readily available to it in the amount required; or

(b)

a Lender notifies the Facility Agent that compliance with its obligation to participate in an Advance in the proposed Optional Currency (other than Dollars or Sterling) would contravene a law or regulation applicable to it, the Facility Agent will give notice to the Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Advance in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Advance, an amount equal to that Lender’s proportion of the Base Currency Amount of the maturing Advance that is due to be repaid) and its participation will be treated as a separate Advance denominated in the Base Currency during that Interest Period.

6.3	Currency of Term-out Advances

Once the currency of a Term-out Advance has been selected in the applicable Conversion Request, it will remain in that currency for each of its Interest Periods until the relevant Facility A Term Repayment Date.

6.4	Notification

The Facility Agent shall notify the Lenders and the Borrower of Optional Currency amounts (and the applicable Facility Agent’s Spot Rate of Exchange) promptly after they are ascertained.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Facility A Advances

The Borrower shall repay each Facility A Advance on the last day of its Interest Period.

7.2	Repayment of Facility B Advances

The Borrower shall repay each Facility B Advance on the last day of its Interest Period.

7.3	Extension of Facility A

(a)	Provided that a Conversion Request has not then been made, the Borrower may request that the Facility A Revolving Termination Date be extended for a period of 364 days by giving notice (an extension request) to the Facility Agent not more than 45 days, and not less than 30 days, before the Facility A Revolving Termination Date.

(b)	The Facility Agent shall, on the date falling 15 days before the Facility A Revolving Termination Date, notify the Borrower and each Lender of the name of each Lender which has notified the Facility Agent in writing that it consents to the extension request (each such Lender being an Extending Lender).

(c)	The Facility A Revolving Termination Date shall, on the date of notification by the Facility Agent under paragraph (b) above, be extended for a period of 364 days in respect of the Extending Lenders (unless the extension request is revoked by the Borrower in accordance with paragraph (e) below after that date of notification). Each Lender which is not an Extending Lender shall be deemed not to consent to the extension request and, in respect of such Lender, no extension to the Facility A Revolving Termination Date shall take place.

(d)	If, following the extension of the Facility A Revolving Termination Date in accordance with paragraph (c) above, any Utilisation Request for a Facility A Advance specifies an Interest Period which ends after the Facility A Revolving Termination Date applicable to a Lender that Lender shall not participate in that Facility A Advance and that Lender’s Available Facility A Commitment shall be excluded from the calculation of the Available Facility A for the purposes of calculating the participations of the Lenders in that Facility A Advance pursuant to Clause 5.4(b) (Lenders’ participation).

(e)	An extension request is revocable (in whole but not in part) at any time after it has been made until 5 Business Days prior to the relevant Facility A Revolving Termination Date (and for the avoidance of doubt, even after the date of notification by the Facility Agent under paragraph (b) above) and such revocation shall only be effected if the Borrower makes a Conversion Request in accordance with Clause 7.4 (Request for Conversion). Only four extension requests may be made. No Facility A Revolving Termination Date may be extended beyond the Facility B Termination Date.

7.4	Request for Conversion

The Borrower shall be entitled to request that all or part of the Facility A Outstandings on any Facility A Revolving Termination Date be converted into a Term-out Advance from and including that Facility A Revolving Termination Date up to and including the applicable Facility A Term Repayment Date. Such request (the “Conversion Request”) shall be made in writing to the Facility Agent not less than 5 Business Days before the Facility A Revolving Termination Date and shall be unconditional and irrevocable. A Conversion Request must comply with Clause 5.3(a) (Currency and amount).

7.5	Notification to Banks

The Facility Agent shall forward a copy of any Conversion Request to each Lender as soon as practicable and in any event no later than one Business Day after receipt thereof.

7.6	Conversion of Facility A Advances

If the Borrower has delivered a Conversion Request pursuant to Clause 7.4 (Request for Conversion), each Facility A Advance (or any part thereof) identified for conversion in such Conversion Request outstanding on the relevant Facility A Revolving Termination Date shall automatically be converted into a Term-out Advance. The first Interest Period for each such Term-out Advance shall commence on the Facility A Revolving Termination Date, and shall be of the duration determined in accordance with Clause 10 (Interest Periods).

7.7	Repayment of Term-out Advances

(a)	Subject to paragraph (b) below, the Borrower shall repay in full each Term-out Advance on the applicable Facility A Term Repayment Date.

(b)	Not later than 5 Business Days before the Facility A Term Repayment Date specified in a Conversion Request, the Borrower may, by notice to the Facility Agent, elect to extend the maturity of the relevant Term-out Advances to the date falling 364 days after that Facility A Term Repayment Date. The Facility Agent shall forward a copy of any such notice to each Lender as soon as practicable after receipt thereof. With effect from the date of that notice, the Facility A Term Repayment Date shall be extended to the date so notified. No Facility A Term Repayment Date may be extended beyond the Facility B Termination Date.

(c)	Only one notice may be given to the Facility Agent under paragraph (b) above in respect of any Term-out Advance.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Advance:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Advances made to it on the last day of the Interest Period for each Advance occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Mandatory Prepayment on Change of Control

(a)

If there occurs a situation where more than 50 per cent. of the Borrower’s issued share capital which carries a right to vote is owned by any person or group of persons (other than the Republic of France or any French public entity) acting in concert, the Borrower and the Lenders shall enter into negotiations for a period of not more than 60 days (the “Negotiation Period”) and if, following the Negotiation Period, the Lenders have failed to reach unanimous agreement with the Borrower as to whether the Facilities will continue and the terms for such continuation then a Lender which has not agreed to the continuation of the

Facilities shall be entitled to require the Borrower to prepay its participation in the Advances and to have its Commitment cancelled in full.

(b)	Any prepayments required to be made pursuant to this Clause 8.2 shall be made on the last day of the current Interest Periods relating to the relevant Advances.

(c)	A cancellation of a Lender’s Commitment pursuant to this Clause 8.2 shall take effect from the next Business Day after the last day of the Negotiation Period.

8.3	Mandatory Prepayment of Term-out Advances

In relation to a Term-out Advance denominated in an Optional Currency, if on any date (a “Calculation Date”) falling 3, 6, or 9 Months after the Facility A Revolving Termination Date the equivalent amount in the Base Currency of such Term-out Advance computed using the Facility Agent’s Spot Rate of Exchange exceeds the Base Currency Amount of such Term-out Advance as at the Facility A Revolving Termination Date by 5 per cent. or more, the Borrower shall, on the last day of the then current Interest Period relating to the said Term-out Advance prepay such amount of such Term-out Advance as would have resulted in the equivalent amount in the Base Currency of such Term-out Advance (computed as above) as at the Calculation Date being no greater than the Base Currency Amount of such Term-out Advance as at the Facility A Revolving Termination Date.

8.4	Voluntary cancellation

(a)	The Borrower may, if it gives the Facility Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €50,000,000 and an integral multiple of €10,000,000) of the Available Facility A, the Available Facility B, the Available Dollar Swingline Facility or the Available Euro Swingline Facility. Any cancellation under this Clause 8.4 shall reduce rateably the Facility A Commitments, the Facility B Commitments, the Dollar Swingline Commitments or, as the case may be, the Euro Swingline Commitments.

(b)	If the Available Facility B is cancelled, the Borrower shall ensure that:

(i)	the aggregate amount of the Dollar Swingline Commitments and the Euro Swingline Commitments is less than or equal to the Total Facility B Commitments after such cancellation; and

(ii)	the aggregate of the Dollar Swingline Commitment and Euro Swingline Commitment of each Swingline Lender (and, if applicable, its Swingline Affiliate) is less than or equal to its (or, as the case may be, the Lender of which it is the Swingline Affiliate’s) Facility B Commitment after such cancellation.

If the conditions in (i) and (ii) above would not be satisfied, the Borrower shall, at the same time as the cancellation of the Available Facility B takes effect, cancel the Dollar Swingline Commitments and/or Euro Swingline Commitments to the extent necessary to ensure satisfaction of those conditions.

8.5	Voluntary Prepayment

The Borrower may, if it gives the Facility Agent not less than 5 Business Days’ (in the case of any Advance other than a Swingline Advance) or 1 Business Day’s (in the case of any Swingline Advance) (or in either case such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of an Advance (but if in part, being an amount that reduces the Base Currency Amount of the Advance by a minimum amount of €50,000,000 and rounded as the Facility Agent may reasonably require).

8.6	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(iii)	any Lender notifies the Facility Agent of its Additional Cost Rate under paragraph 3 of Schedule 5 (Mandatory Cost Formulae),

the Borrower may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Advances.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period in respect of an Advance which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Advance.

8.7	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of a Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	No part of any Term-out Advance which is prepaid may be reborrowed.

(e)	The Borrower shall not repay or prepay all or any part of the Advances or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Facility Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

(a)	The rate of interest on each Advance (other than a Swingline Advance) for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin;

(ii)	LIBOR or, in relation to any Advance in Euro, EURIBOR; and

(iii)	the Additional Cost Rate.

(b)	The rate of interest on each Swingline Advance for each Interest Period shall accrue from day to day and is the percentage rate per annum determined by the Dollar Swingline Agent (in the case of any Dollar Swingline Advance) to be the Dollar Swingline Rate or by the Euro Swingline Agent (in the case of any Euro Swingline Advance) to be the Euro Swingline Rate.

9.2	Payment of interest

The Borrower shall pay accrued interest on each Advance on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Financing Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate 1.00 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of Article 1154 of the French Code Civil, such interest is due for a period of at least one year but will remain immediately due and payable.

9.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

(a)	The Borrower may select an Interest Period for an Advance in the Utilisation Request (or, as the case may be, Conversion Request) for that Advance and in relation to an outstanding Term-out Advance, in a selection notice given to the Facility Agent not later than 3 Business Days before the last day of the then current Interest Period for that Term-out Advance. If no selection notice is so received by the Facility Agent in respect of an outstanding Term-out Advance, the next Interest Period for that Advance will be 3 Months.

(b)	Subject to this Clause 10, the Borrower may select an Interest Period of:

(i)	in relation to any Advance (other than a Swingline Advance), 1 or 2 weeks or 1, 2, 3 or 6 months or, if the Advance is denominated in Euro, 3 weeks or 1, 2, 3 or 6 Months or any other period agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders); or

(ii)	in relation to any Swingline Advance, a period not exceeding 5 Business Days.

(c)	An Interest Period for an Advance shall not extend beyond as applicable, the Facility A Revolving Termination Date (in the case of a Facility A Advance), the Facility A Term Repayment Date (in the case of a Term-out Advance) or the Facility B Termination Date (in the case of a Facility B Advance).

(d)	Each Interest Period for a Term-out Advance shall start on the Facility A Revolving Termination Date or (for succeeding Interest Periods) on the last day of its preceding Interest Period.

(e)	Each Facility A Advance and each Facility B Advance has one Interest Period only.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR, EURIBOR or if applicable, the Euro Swingline Rate is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR, EURIBOR or Euro Swingline Rate shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to an Advance (other than a Dollar Swingline Advance) for any Interest Period, then the rate of interest on each Lender’s share of that Advance for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Facility Agent and the Borrower by that Lender in a certificate (which sets out the details of the computation of the relevant rate and shall be prima facie non-binding evidence of the same) as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Advance from whatever source it may reasonably select; and

(iii)	the Additional Cost Rate, if any, applicable to that Lender’s participation in the Advance.

(b)	In this Agreement “Market Disruption Event” means:

(i)	in relation to an Advance (not being a Swingline Advance):

(1)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and period; or

(2)	before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in an Advance exceed 50 per cent. of that Advance) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR; or

(ii)	in relation to a Euro Swingline Advance, on the relevant Utilisation Date, none or only one of the Reference Banks supplies a rate to the Facility Agent to determine the Euro Swingline Rate.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Majority Lenders and the Borrower, be binding on all Parties.

11.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of an Advance or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Advance or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide to the Borrower a certificate (which shall constitute prima facie non-binding evidence of the matters to which it refers) addressed to the Facility Agent and the Borrower confirming the amount of its Break Costs for any Interest Period in which they accrue and setting out the manner of computing such Break Costs.

12.	FEES

12.1	Commitment fee

(a)

In respect of each successive period of three months commencing from the date of this Agreement and any shorter period ending on the last day of the Facility A Availability Period or, as the case may be, the Facility B Availability Period (each a “Commitment Fee Period”), the Borrower shall pay to the Facility Agent (for the account of each Lender as described in paragraphs (i) and (ii) below) a commitment fee in the Base Currency calculated on a daily basis at the rate per annum for each day of such Commitment Fee Period computed in accordance with the table set out in Schedule 4 (The Margin and Commitment Fee) provided that (i) on any day that the Borrower has Credit Ratings from S&P, Moody’s and Fitch which are not equivalent, the applicable rate per annum for such day shall be the relevant rate per annum for the second highest of such differing Credit Ratings (or if two of S&P, Moody’s and Fitch provide equivalent Credit Ratings, the relevant rate per annum for such equivalent Credit Ratings), computed in accordance with the table set out in Schedule 4 (The Margin and Commitment Fee) (ii) on any day that the Borrower has Credit Ratings from only two (or one) of S&P, Moody’s and Fitch, the applicable rate per annum for such day shall be the relevant rate per annum for the highest of such Credit Ratings (or, as the case may be, the rate per annum for such single Credit Rating) unless such Credit Ratings differ by more than one notch, in which case the applicable rate per annum will be the average of the relevant rate per annum for such Credit Ratings, all computed in accordance with the table set out in Schedule 4 (The Margin and Commitment

Fee) and (iii) any change in the commitment fee arising as a result of a change of Credit Rating shall take effect as of the day after that change of Credit Rating:

(i)	(using the relevant rate for Facility A) on that Lender’s Available Facility A Commitment for each day during the Facility A Availability Period; and

(ii)	(using the relevant rate for Facility B) on that Lender’s Available Facility B Commitment for each day during the Facility B Availability Period.

(b)	The accrued commitment fee is payable on the last day of each Commitment Fee Period.

(c)	Any changes to the amount of the commitment fee computed in accordance with Schedule 4 (The Margin and Commitment Fee) arising as a result of a change of Credit Rating shall take effect as of the day after that change of Credit Rating.

12.2	Utilisation Fee

(a)	The Borrower shall pay to the Facility Agent (for the account of each Lender pro rata to its participation in Facility B Outstandings) a utilisation fee in the Base Currency in respect of the Facility B Outstandings calculated on a daily basis at the rate of 0.05 per cent per annum for each day that the Facility B Outstandings are in an amount which exceeds 50 per cent. of the Total Facility B Commitments.

(b)	The accrued utilisation fee referred to in paragraph (a) above is payable on the last day of each successive period of three Months commencing from the date of this Agreement and on the Facility B Termination Date.

12.3	Up-front fees

The Borrower shall pay arrangement and participation fees in accordance with the Fee Letter dated 19th May, 2004 to which the Mandated Lead Arrangers are party.

12.4	Agency fee

The Borrower shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.5	Term-out Fee

The Borrower shall pay to the Facility Agent (for the account of the Lenders participating in Facility A pro rata to their participations in Facility A) within 5 days of the date of any Conversion Request made in accordance with Clause 7.4 (Request for Conversion) or notice given pursuant to Clause 7.7(b) (Repayment of Term-out Advances) a fee in an amount equal to 0.03 per cent. of the aggregate Base Currency Amount of the Facility A Advances which are to be converted into Term-out Advances or, as the case may be, of the Term-out Advances the maturity of which is to be extended in accordance with Clause 7.7(b) (Repayment of Term-out Advances).

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS-UP AND INDEMNITIES

13.1	Definitions

(a)	In this Clause 13:

“Protected Party” means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Financing Document.

“Qualifying Lender” means a Lender which is (on the date a payment falls due) entitled (subject to the completion of any necessary procedural formalities) to that payment without a Tax Deduction.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Financing Document.

“Tax Payment” means an increased payment made by the Borrower to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which, under a double taxation agreement (subject to the completion of any necessary procedural formalities), is entitled to that payment without a Tax Deduction.

(b)	In this Clause 13 a reference to “determines” or “determined” means, save where expressly stated to the contrary, a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower or a Lender shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. If the Facility Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall, to the extent permitted by the laws of the Republic of France, be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	The Borrower is not required to make a Tax Payment under (c) above to a Lender for a Tax Deduction which is in excess of the amount it would have been obliged to pay if the Lender had been or last was a Qualifying Lender, if:

(i)

that Lender was not when it became a Lender or ceased to be, a Qualifying Lender, unless the altered status or increased payment results from any change after the date of this Agreement (or if later, the date such Lender became party to this Agreement) in (or the interpretation, administration or application of) any law of the Republic of

France or any relevant double taxation agreement or any published practice or published concession of any taxing authorities of the Republic of France;

(ii)	the Borrower would not have been required to make the payment if the Lender had complied with its obligations under paragraph (h) below.

(e)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	Each Lender represents to the Borrower on the date it becomes a Party that, on that date, it is a Qualifying Lender.

(h)	A Treaty Lender and the Borrower shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make a payment to which that Treaty Lender is entitled without a Tax Deduction or with a reduced Tax Deduction.

13.3	Tax indemnity

(a)	The Borrower shall, to the extent permitted by the laws of the Republic of France, (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party.

(b)	Paragraph (a) above shall not apply with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party.

(c)	Paragraph (a) above shall not apply with respect to any loss, liability or cost which is compensated for by an increased payment under Clause 13.2 (Tax gross-up) or would have been compensated for by any increased payment under Clause 13.2 (Tax gross-up) but was not compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied.

(d)	A Protected Party making, or intending to make a claim pursuant to paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(e)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 13.3, notify the Facility Agent.

13.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines, acting in good faith, that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines, acting in good faith, will leave that Finance Party (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower. The relevant Finance Party shall endeavour, acting in good faith, to obtain, utilise and retain the Tax Credit save that it shall not be obliged to disclose any information relating to its tax or other affairs or any computations in respect thereof.

13.5	Stamp taxes

The Borrower shall pay and, within 3 Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Financing Document.

13.6	Value added tax

(a)	All consideration payable under a Financing Document by the Borrower to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Borrower shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Financing Document requires the Borrower to reimburse a Finance Party for any costs or expenses, the Borrower shall also at the same time pay and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of the costs or expenses save to the extent that that Finance Party is entitled to repayment or credit in respect of the VAT.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Borrower shall, within 3 Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facilities or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Financing Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Financing Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs with full supporting details (which certificate shall constitute prima facie non-binding evidence of the matters to which it relates).

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iii)	not payable as provided in Clause 22.2(g) (Conditions of assignment or transfer);

(iv)	compensated for by the payment of the Additional Cost Rate; or

(v)	attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from the Borrower under the Financing Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within 3 Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Financing Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall indemnify each Lender upon presentation of duly documented evidence thereof against any cost, loss or liability incurred by that Lender as a result of:

(a)	the occurrence of any Event of Default (but excluding any costs of enforcement save as provided in Clause 17.3 (Enforcement costs));

(b)	a failure by the Borrower to pay any amount due under a Financing Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Lenders);

(c)	funding, or making arrangements to fund, its participation in an Advance requested by the Borrower in a Utilisation Request or, as the case may be, a Conversion Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)	an Advance (or part of an Advance) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Facility Agent

The Borrower shall promptly indemnify the Facility Agent, upon presentation of duly documented evidence thereof, against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is an Event of Default; or

(b)	entering into or performing any foreign exchange contract for the purposes of Clause 6 (Optional Currencies); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Financing Documents to another Affiliate or Facility Office and, in such circumstances a Lender will, at the request of the Borrower but subject to the Borrower indemnifying it for the costs of so doing, transfer its rights and obligations under the Financing Documents to another Lender.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Financing Documents.

16.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party, upon presentation of duly documented evidence thereof, for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) (other than a transfer of its rights and obligations to another Lender where the Borrower indemnifies it for the cost of so doing) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower shall promptly on demand pay, upon presentation of duly documented evidence thereof, the Agents and the Mandated Lead Arrangers the amount of all costs and expenses (including legal fees) reasonably and directly incurred by any of them and which have previously been agreed with the Borrower in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Financing Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.9 (Change of currency), the Borrower shall, within 3 Business Days of demand, reimburse the Facility Agent, upon presentation of duly documented evidence thereof, for the amount of all costs and expenses (including legal fees) reasonably and directly incurred by the Facility Agent and which have previously been agreed with the Borrower in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Borrower shall, within 3 Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party at any time after the service of a notice by the Facility Agent under Clause 21.13 (Acceleration) in connection with the enforcement of, or the preservation of any rights under, any Financing Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in Clauses 18.1 (Status) to 18.12 (Material Adverse Change) inclusive to each Finance Party on the date of this Agreement.

18.1	Status

The Borrower is a société anonyme duly organised and validly existing under the laws of the Republic of France, and has the power and authority under the laws of the Republic of France to enter into and perform its obligations under the Financing Documents.

18.2	Non-contravention

The execution of the Financing Documents and the performance of its obligations under the Financing Documents have been duly authorised by all necessary action on the part of the Borrower and do not and will not:

(a)	result in the breach of any contractual restriction binding on or affecting the Borrower or any Material Subsidiary or any of their assets which results in, or could reasonably be expected to result in, a Material Adverse Change; or

(b)	contravene its constituent documents; or

(c)	breach any applicable law or regulation.

18.3	Authorisations

No Authorisation (including exchange control approval) or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of the Financing Documents.

18.4	Financing Documents

The Financing Documents are:

(a)	in proper legal form under the law of the Republic of France for the enforcement thereof against the Borrower under the law of the Republic of France; and to ensure the legality, validity, enforceability or admissibility in evidence of the Financing Documents in the Republic of France, save for the translation into French by a sworn translator, it is not necessary that the Financing Documents or any other document be filed, enrolled or recorded with any court or other authority in the Republic of France, or that any stamp (other than timbres de dimension), registration or similar tax be paid on or in respect of the Financing Documents; and

(b)	subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of law affecting the validity or enforceability of certain obligations and/or the availability of certain remedies.

18.5	Litigation

There are no pending or, to the best of the Borrower’s knowledge or belief, threatened actions, suits or proceedings against or affecting the Borrower or any Material Subsidiary or any of their properties by or before any court or administrative agency which results in, or could reasonably be expected to result in, a Material Adverse Change.

18.6	No Immunity

(a)	The Borrower is subject to civil and commercial law with respect to its obligations under the Financing Documents and the execution, delivery and performance of the Financing Documents by the Borrower constitute private and commercial acts rather than public or governmental acts.

(b)	Neither the Borrower nor any of its property has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the law of the Republic of France.

18.7	No Default

Neither the Borrower nor any Material Subsidiary is in default under any mortgage, pledge, deed of trust, indenture or any other instrument or agreement to which it is a party or by which it may be bound which default or violation results in, or could reasonably be expected to result in, a Material Adverse Change.

18.8	Pari Passu

Under the laws of the Republic of France in force at the date of this Agreement, the obligations of the Borrower under this Agreement do rank and will rank at least pari passu in priority of payment with all other unsecured and unsubordinated Indebtedness of the Borrower.

18.9	No Encumbrances

No Encumbrance other than a Permitted Encumbrance exists over all or any part of the assets of the Borrower or any of its Material Subsidiaries.

18.10	Information

(a)	All of the written information prepared and supplied by the Borrower to the Lenders (including that which is included in the Information Package) is, in the case of factual information, true and accurate in all material respects or, in the case of financial projections, has been prepared on the basis of assumptions reasonable at the time of preparation.

(b)	The latest audited consolidated financial statements and the semi-annual report of the Borrower, fairly present (in conjunction with the notes thereto) the financial condition of the Borrower as at the date to which they were prepared and the results of the operations of the Group for the relevant period ended on such date, and have been prepared in accordance with generally accepted accounting principles in the Republic of France, consistently applied.

18.11	Events of Default

There is no continuing Event of Default.

18.12	Material Adverse Change

No Material Adverse Change has occurred since 31st December, 2003.

18.13	Repetition

The representations set out in Clauses 18.1 (Status), 18.2(b) and (c) (Non-contravention), 18.3 (Authorisations), 18.4 (Financing Documents), 18.6 (No Immunity), 18.8 (Pari Passu), 18.9 (No Encumbrances), 18.10(b) (Information) and 18.11 (Events of Default) inclusive are deemed to be made by the Borrower on each Utilisation Date by reference to the facts and circumstances then existing.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Financing Documents or any Commitment is in force.

19.1	Financial information

(a)	The Borrower shall:

(i)	within 180 days after the end of the Borrower’s relevant financial year, publish on its website the Borrower’s audited consolidated financial statements and annual report in French and English for each financial year of the Borrower;

(ii)	within 120 days after the end of the first six months of each of the Borrower’s financial years, publish on its website the Borrower’s semi-annual report in French and English for each such period of six months.

(b)	To the extent that publication of the financial statements listed at paragraphs (a)(i) and (ii) above on the Borrower’s website is not sufficient to satisfy any regulation applicable to a Lender, the Borrower shall, following a request by that Lender (accompanied with a letter from its legal department certifying that such publication is not sufficient to satisfy any such regulation), supply a copy of its financial statements.

19.2	Information: miscellaneous

The Borrower shall supply to the Facility Agent such information relating to the financial condition of the Group as the Facility Agent may from time to time reasonably require (including, without limitation, to establish compliance with Clause 20.5 (Net Borrowings of Material Subsidiaries)) save for (i) publicly available information and (ii) information which the Borrower is prohibited from disclosing due to any confidentiality obligations or stock exchange or other regulatory requirements.

19.3	Notification of default

The Borrower shall promptly, upon becoming aware of the same, notify the Facility Agent of the occurrence of any Event of Default.

19.4	“Know your customer” checks

Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Financing Documents.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Financing Documents or any Commitment is in force.

20.1	Pari Passu

The Borrower shall ensure that its obligations under this Agreement shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness.

20.2	Compliance with Laws

The Borrower shall comply with all relevant laws, and obtain all Authorisations which are necessary for the Borrower’s ability to enter into and perform its obligations under the Financing Documents or to ensure the legality, validity enforceability or admissibility in evidence in the Republic of France of the Financing Documents.

20.3	Negative Pledge

The Borrower shall procure that neither it nor any Material Subsidiary shall create or permit to subsist any Encumbrance (other than a Permitted Encumbrance) unless the Facilities are secured equally and rateably therewith.

20.4	Disposals

The Borrower shall procure that neither it nor any Material Subsidiary shall make any Disposal other than on arm’s length terms.

20.5	Net Borrowings of Material Subsidiaries

The Borrower shall procure that the aggregate Gross Borrowings, net of Cash and Cash Equivalents and Marketable Securities (each as defined in Note 16.1 of the Original Financial Statements), owed by all Material Subsidiaries shall not at any time exceed 20 per cent. of the total consolidated assets of the Group.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clauses 21.1 (Failure to Pay) to 21.12 (Cessation of Business) inclusive is an Event of Default.

21.1	Failure to Pay

The Borrower fails to make payment of any principal, interest or fees due under the Financing Documents unless such failure is remedied within 5 Business Days of the due date.

21.2	Misrepresentation

Any representation or statement made by the Borrower in this Agreement or in any other document, certificate or written statement delivered by the Borrower pursuant to this Agreement proves to have been incorrect and where the circumstances making such representation or statement incorrect are capable of being altered so that such representation or statement is correct, such circumstances are not so altered within 30 days of the Facility Agent notifying the Borrower of such representation or statement being incorrect.

21.3	Other Obligations

The Borrower fails to perform or observe any of its other obligations under this Agreement and the failure, if capable of remedy, it is not remedied within 30 days after notice of such failure has been given by the Facility Agent to the Borrower.

21.4	Cross Default

Any Indebtedness of all or any of the Borrower and its Material Subsidiaries in excess of, in aggregate, €100,000,000:

(a)	is not paid when due or within any applicable grace period except where the obligation to pay such Indebtedness is being contested by the Borrower or such Material Subsidiary in good faith and by appropriate means; or

(b)	is declared to be or becomes due before its stated maturity by reason of any default or event of default howsoever described.

21.5	Creditors’ Process

A creditor or encumbrancer attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the assets of any of the Borrower and its Material Subsidiaries (having a value, in aggregate, of at least €100,000,000) and such process is not discharged within 45 days.

21.6	Winding-up

The Borrower or any Material Subsidiary is dissolved, wound up or reorganised (either by court order or otherwise) other than as part of any corporate reorganisation which is undertaken voluntarily while the Borrower or the relevant Material Subsidiary is solvent.

21.7	Moratorium, etc

A conciliator (conciliateur) is appointed in respect of the Borrower or any Material Subsidiary or the Borrower or any Material Subsidiary enters into an amicable settlement (règlement amiable) with its creditors or a judgement is issued for the judicial liquidation (liquidation judiciaire) or for the judicial transfer of the whole of the business (cession totale de l’entreprise) of the Borrower or any Material Subsidiary or the Borrower or any Material Subsidiary makes any conveyance, assignment or other arrangement for the benefit of its creditors or enters into a composition with its creditors (other than any such corporate action which is voluntarily taken by a Material Subsidiary which is solvent and which will not have a material adverse effect on the financial condition of the Borrower and the Material Subsidiaries taken as a whole).

21.8	Insolvency

The Borrower or any Material Subsidiary stops payment of, or is unable to, or admits inability to, pay its debts (or any class of its debts) as they fall due, or begins negotiations with any creditor with a view to the readjustment or rescheduling of any of its Indebtedness which it would not otherwise be able to pay as it falls due.

21.9	Insolvency Proceedings

Proceedings are initiated against the Borrower or any Material Subsidiary under any applicable liquidation, insolvency, composition, reorganisation or any other similar laws, or an application is made for the appointment of a liquidator, an administrative or other receiver, manager, administrator or any other similar official is appointed, in relation to the Borrower or a Material Subsidiary or, as the case may be, in relation to the whole or a material part of the undertakings or assets of the Borrower or a Material Subsidiary and in any case, such proceedings, application or appointment are not discharged within 45 days, provided that there shall be no Event of Default under this Clause 21.9 in respect of any proceedings brought against the Borrower or a Material Subsidiary by a third party other than an administrative or judicial authority where the Borrower can demonstrate that any such proceedings are being contested by the Borrower or such Material Subsidiary in good faith, diligently and by appropriate proceedings in a competent court.

21.10	Analogous Events

Any event occurs or proceeding is taken with respect to any Material Subsidiary in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in Clauses 21.6 (Winding-up) to 21.9 (Insolvency Proceedings) above inclusive.

21.11	Unlawfulness

It is or will become unlawful for the Borrower to perform or comply with any one or more of its obligations under this Agreement.

21.12	Cessation of Business

The Borrower or any Material Subsidiary ceases to carry on all or a substantial part of the business of the Group and such cessation would result in the Group ceasing to have telecommunications as its main business.

21.13	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may without mise en demeure or any other judicial or extra judicial step, and shall if so directed by the Majority Lenders, by notice to the Borrower but subject to the mandatory provisions of articles L.620-1 to L.628-3 of the French Code de Commerce:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(b)	declare that all or part of the Advances, together with accrued interest, and all other amounts accrued under the Financing Documents be immediately due and payable, whereupon they shall become immediately due and payable.

SECTION 8

CHANGES TO PARTIES

22.	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 22, a Lender (the “Existing Lender”) may, on giving prior notice to the Borrower:

(i)	assign any of its rights; or

(ii)	transfer any of its rights (including such as relate to that Lender’s participation in each Advance) and obligations,

to another bank or reputable financial institution (the “New Lender”).

(b)	The consent of the Finance Parties is hereby given to a transfer by an Existing Lender to a New Lender.

22.2	Conditions of assignment or transfer

(a)	An assignment or transfer shall be in respect of a Commitment of at least €10,000,000.

(b)	An assignment or transfer shall only be effective if after such assignment or transfer there are no more than 135 Lenders and no more than 50 Dollar Swingline Lenders and no more than 50 Euro Swingline Lenders.

(c)	An assignment or transfer by a Lender which is also a Swingline Lender (or which has a Swingline Affiliate) of:

(i)	its (or its Swingline Affiliate’s) Dollar Swingline Commitment or its Euro Swingline Commitment shall only be made if there is a simultaneous assignment or transfer of an equal amount of its Facility B Commitment; or

(ii)	its Facility B Commitment shall only be effective if either (1) after such assignment or transfer the aggregate of such Lender’s (or if applicable, its Swingline Affiliate’s) Dollar Swingline Commitment and its Euro Swingline Commitment does not exceed its Facility B Commitment or (2) it simultaneously assigns or transfers an aggregate amount of its (or if applicable, its Swingline Affiliate’s) Dollar Swingline Commitment and its Euro Swingline Commitment equal to the amount of its Facility B Commitment to be assigned or transferred.

(d)	An assignment will only be effective on receipt by the Facility Agent and the Borrower of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties and the Borrower as it would have been under if it was an Original Lender.

(e)	A transfer will only be effective if it is carried out in accordance with the procedure set out in Clause 22.5 (Procedure for transfer).

(f)	An assignment will only be effective on the performance by the Facility Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Lender and the New Lender.

(g)	The Borrower shall be under no obligation to pay any greater amount under this Agreement following an assignment or transfer by a Lender of any of its rights or obligations pursuant to this Clause 22 if, in the circumstances existing at the time of such assignment or transfer, such greater amount would not have been payable but for the assignment or transfer.

(h)	Subject to the above conditions, the Borrower hereby consents to a transfer to any New Lender.

22.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of €1500 plus any applicable VAT.

22.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Financing Documents or any other document;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Financing Documents or any other document; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Financing Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Financing Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Financing Documents or any Commitment is in force.

(c)	Nothing in any Financing Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Financing Documents or otherwise.

22.5	Procedure for transfer

(a)

Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable (but, in any event, no earlier than five Business Days) after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

(b)	The Facility Agent shall only be obliged to execute a Transfer Agreement delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

(c)	By virtue of the execution of a Transfer Agreement, as from the Transfer Date:

(i)	to the extent that in the Transfer Agreement the Existing Lender seeks to transfer its rights and obligations under the Financing Documents the Existing Lender shall be discharged to the extent provided for in the Transfer Agreement from further obligations towards the Borrower and the other Finance Parties under the Financing Documents;

(ii)	the rights and obligations of the Existing Lender with respect to the Borrower shall be transferred to the New Lender, to the extent provided for in the Transfer Agreement;

(iii)	the Facility Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall have the same rights and obligations between themselves as they would have had had the New Lender been an Original Lender with the rights and/or obligations to which it is entitled and subject as a result of the transfer and to that extent the Facility Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Financing Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.6	Disclosure of information

Any Lender may disclose to any person:

(a)	who is its Affiliate or to (or through) whom that Lender assigns or transfers pursuant to the terms of this Agreement (or may potentially so assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower, the Group and the Financing Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a confidentiality undertaking in the form of Schedule 9 (Form of Confidentiality Agreement).

23.	ASSIGNMENTS AND TRANSFERS BY BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Financing Documents.

SECTION 9

THE FINANCE PARTIES

24.	ROLE OF THE AGENTS AND THE MANDATED LEAD ARRANGERS

24.1	Appointment of the Agents

(a)	Each of the Mandated Lead Arrangers and the Lenders appoints each Agent to act as its agent under and in connection with the Financing Documents.

(b)	Each of the Mandated Lead Arrangers and the Lenders authorises each Agent to exercise the rights, powers, authorities and discretions specifically given to such Agent under or in connection with the Financing Documents together with any other incidental rights, powers, authorities and discretions.

(c)	The Facility Agent and the Euro Swingline Agent shall, unless the Borrower agrees otherwise, act out of an office in the Republic of France.

(d)	The Dollar Swingline Agent shall, unless the Borrower agrees otherwise, act out of an office in the United States of America.

24.2	Duties of the Agents

(a)	Each Agent shall promptly forward to a Party the original or a copy of any document which is delivered to that Agent for that Party by any other Party.

(b)	If the Facility Agent receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance described is an Event of Default, it shall promptly notify the Lenders.

(c)	The Facility Agent shall promptly notify the Lenders of any Event of Default arising under Clause 21.1 (Failure to Pay).

(d)	Each Agent’s duties under the Financing Documents are solely mechanical and administrative in nature.

24.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Financing Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Financing Document.

24.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes an Agent or a Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)	No Agent nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Group

Each Agent and each Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Company.

24.6	Rights and discretions of the Agents

(a) Each Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Event of Default has occurred (unless it has actual knowledge of an Event of Default arising under Clause 21.1 (Failure to Pay)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each Agent may act in relation to the Financing Documents through its personnel and agents.

24.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Financing Document, each Agent shall (a) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Financing Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	No Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Financing Document.

24.8	Responsibility for documentation

No Agent nor any Mandated Lead Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by an Agent, a Mandated Lead Arranger, the Borrower or any other person given in or in connection with any Financing Document or the Information Package; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Financing Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Financing Document.

24.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, no Agent or Mandated Lead Arranger will be liable for any action taken by it under or in connection with any Financing Document, unless directly caused by its negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of an Agent or Mandated Lead Arranger in respect of any claim it might have against such Agent or such Mandated Lead Arranger or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Financing Document and any officer, employee or agent of such Agent or such Mandated Lead Arranger may rely on this Clause 24.9.

(c)	No Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Financing Documents to be paid by such Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by such Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or a Mandated Lead Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and each Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or a Mandated Lead Arranger.

24.10	Lenders’ indemnity to the Agents

The Lenders shall (in proportion to their Commitments or, if the Total Commitments are then zero, to their Commitments immediately prior to their reduction to zero) severally indemnify each Agent, within three Business Days of demand, against any cost, loss or liability incurred by such Agent (otherwise than by reason of such Agent’s negligence or wilful misconduct) in acting as Agent under the Financing Documents (unless such Agent has been reimbursed by the Borrower pursuant to a Financing Document).

24.11	Resignation of an Agent

(a)	An Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower provided that such successor shall act out of an office in (the “Required Location”):

(i)	in the case of the Facility Agent, Paris;

(ii)	in the case of the Dollar Swingline Agent, New York; and

(iii)	in the case of the Euro Swingline Agent, Paris.

(b)	Alternatively an Agent may resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders may appoint a successor Agent which will act out of an office in the Required Location.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the resigning Agent may appoint a successor Agent which will act out of an office in the Required Location.

(d)	A successor Agent may only be appointed with the prior consent of the Borrower (such consent not to be unreasonably withheld or delayed).

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Financing Documents.

(f)	Such Agent’s resignation notice shall only take effect upon the appointment of a successor as contemplated in paragraphs (b) and (c) above.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Financing Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Borrower, the Majority Lenders may, by notice to an Agent, require it to resign in accordance with paragraph (b) above. In this event, such Agent shall resign in accordance with paragraph (b) above.

24.12	Confidentiality

(a)	In acting as agent for the Finance Parties, each Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of an Agent, it may be treated as confidential to that division or department and such Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Financing Document to the contrary, neither Agent nor any Mandated Lead Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

24.13	Relationship with the Lenders

(a)	Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than 5 Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply each Agent with any information required by such Agent in order to calculate the Additional Cost Rate.

24.14	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Financing Document, each Lender confirms to each Agent and each Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Financing Document including but not limited to:

(a)	the financial condition, status and nature of each Group Company;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Financing Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Financing Document, the transactions contemplated by the Financing Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Package and any other information provided by an Agent, a Mandated Lead Arranger, any other Party or by any other person under or in connection with any Financing Document, the transactions contemplated by the Financing Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document.

24.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

24.16	Deduction from amounts payable by the Facility Agent

If any Finance Party owes an amount to the Facility Agent under the Financing Documents, the Facility Agent may, after giving notice to that Finance Party, deduct an amount which the Facility Agent would otherwise be obliged to make to that Finance Party under the Financing Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Financing Documents that Finance Party shall be regarded as having received any amount so deducted.

25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	SHARING AMONG THE LENDERS

26.1	Payments to Lenders

If a Lender (a “Recovering Lender”) receives or recovers any amount from the Borrower other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Financing Documents then:

(a)	the Recovering Lender shall, within 3 Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Lender shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with Clause 27.5 (Partial payments).

26.3	Recovering Lender’s rights

(a) On a distribution by the Facility Agent under Clause 26.2 (Redistribution of payments), the Recovering Lender will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b) If and to the extent that the Recovering Lender is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Lender for a debt equal to the Sharing Payment which is immediately due and payable.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:

(a)	each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Lender an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay); and

(b)	that Recovering Lender’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Lender for the amount so reimbursed.

26.5	Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Borrower.

(b)	A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Lenders of the legal or arbitration proceedings; and

(ii)	the other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

27.	PAYMENT MECHANICS

27.1	Payments to the Agents

(a)	For the purpose of this Clause 27 a reference to the “Relevant Agent” means:

(i)	in relation to payments under the Dollar Swingline Facility, the Dollar Swingline Agent;

(ii)	in relation to payments under the Euro Swingline Facility, the Euro Swingline Agent; and

(iii)	for all other payments, the Facility Agent.

(b)	On each date on which the Borrower or a Lender is required to make a payment under a Financing Document, the Borrower or, as the case may be, such Lender shall make the same available to the Relevant Agent (unless a contrary indication appears in a Financing Document) for value on the due date at the time and in such funds specified by the Relevant Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(c)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London or such other appropriate financial centre as may be agreed between the Facility Agent and the relevant Lender) with such bank as the Relevant Agent specifies.

(d)	In relation to a repayment or a prepayment of an Advance (not being a Swingline Advance) (other than a repayment to be provided with the proceeds of a Rollover Advance) to be made on a particular day, the Borrower undertakes to use its reasonable endeavours to ensure that any payment instructions which are necessary in respect thereof, are given by 10.00 a.m. (London time) on such day.

27.2	Distributions by the Facility Agent

Each payment received by an Agent under the Financing Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and Clause 27.4 (Clawback) be made available by such Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than 5 Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London).

27.3	Distributions to the Borrower

An Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Financing Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

(a)	Where a sum is to be paid to an Agent under the Financing Documents for another Party, such Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its absolute satisfaction that it has actually received that sum.

(b)	If an Agent pays an amount to another Party and it proves to be the case that such Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by such Agent shall on demand refund the same to such Agent together with interest on that amount from the date of payment to the date of receipt by such Agent, calculated by such Agent to reflect its cost of funds.

(c)	In the event that a Lender fails to make its participation in an Advance available to the Relevant Agent (as defined in Clause 27.1 (Payments to the Agents)) in accordance with the terms of this Agreement, such Lender hereby indemnifies the Relevant Agent on demand against all costs, losses and expenses that the Relevant Agent may incur as a result of such failure (including, without limitation, where the Relevant Agent, at its sole option, makes arrangements to make available to the Borrower an amount equal to said participation).

(d)	For the purposes of paragraph (c) of this Clause 27.4, if a Lender makes its participation available to the Relevant Agent after 3.00 p.m. (London time) on the due date, such participation shall be deemed to have been made available on the Business Day immediately succeeding the said due date.

27.5	Partial payments

(a)	If an Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Financing Documents, such Agent shall apply that payment towards the obligations of the Borrower under the Financing Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents and Mandated Lead Arrangers under the Financing Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Financing Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

27.6	No set-off by Borrower

All payments to be made by the Borrower under the Financing Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

27.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from the Borrower under any Financing Document.

(b)	A repayment of an Advance or Unpaid Sum or a part of an Advance or Unpaid Sum shall be made in the currency in which that Advance or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

27.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Financing Documents to, and any obligations arising under the Financing Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.	SET-OFF

Without prejudice to the rights at law of each Finance Party, at any time when more than 50 per cent. of the Borrower’s share capital which carries a right to vote is held by any person or group of persons (other than the Republic of France or any French public entity) acting in concert, a Finance Party may set off any matured obligation due from the Borrower under the Financing Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Financing Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Website communications

(a)	This Clause 29.2 shall apply to:

(i)	the financial statements, annual reports and semi-annual reports required to be provided under or in connection with the Financing Documents;

(ii)	any communication (other than one which is intended to form part of a contract) between the Borrower and an Agent or between an Agent and the Finance Parties (or any of them) in connection with any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by the Borrower and relating to a Financing Document or a document referred to in any Financing Document; and

(iii)	any other communication between the Borrower and an Agent or between an Agent and the Finance Parties (or any of them), of a type to which the Facility Agent specifies, in a notice delivered to the Borrower and the Lenders by letter or facsimile, that this Clause 29.2 shall apply. The Facility Agent will not, without the consent of all Lenders and the Borrower, specify that this Clause 29.2 shall apply to:

(A)	the delivery of Utilisation Requests, a Conversion Request or a selection notice delivered pursuant to Clause 10(a)(Interest Periods); or

(B)	the notification by an Agent of a Lender’s participation in an Advance.

(b)	Any communication to which this Clause 29.2 applies shall be validly given if:

(i)	the sender places the communication on a website operated by a website operator which is (at the time the communication is sent) approved by the Facility Agent for this purpose, in accordance with the procedures and requirements of that website operator;

(ii)	the sender takes such steps as are necessary so that each recipient is sent, by letter or fax in accordance with this Agreement or by electronic mail in accordance with paragraph (d) below, a notice (the “Notification”) of the fact that a communication has been placed on the website for their attention and giving instructions for gaining access to that communication; and

(iii)	in the case of the documents referred to at paragraph (a)(i) above, and in the case of any communication referred to at paragraph (a)(ii) placed by the Borrower, the communication is placed on the website in PDF format or any other format acceptable to the Facility Agent, provided that in the case of documents referred to at paragraph (a)(i) above and any communication between the Borrower and an Agent, such communication is also delivered to the Borrower or, as the case may be, the relevant Agent by letter or fax in accordance with Clause 29.4 (Delivery).

(c)	If any document referred to at paragraph (a)(i) above is published by the Borrower on its website in accordance with Clause 19.1 (Financial information) the Facility Agent shall not be responsible for ensuring that each Lender receives a copy of any such document.

(d)	A Notification sent by electronic mail to a Party shall be sent to the electronic mail address notified by that Party to the Facility Agent (or, if that Party is the Facility Agent, notified by the Facility Agent to the other Parties) by not less than five Business Days’ notice. Any Notification sent to that address shall be deemed to be given when received at that address, except that if it is received on a non-working day or after 5 p.m. in the place of receipt, it will be deemed to be given on the next working day in that place.

(e)	Subject to paragraph (f) below, the Facility Agent may approve a website operator by giving five Business Days’ notice (by letter or facsimile) to the Lenders and the Borrower. The Facility Agent may revoke its approval of a website operator for these purposes at any time immediately upon notice (given by letter or facsimile) to the Lenders and the Borrower, such notice to take effect immediately.

(f)	The Facility Agent shall not approve a website operator for the purposes of this Clause 29.2 unless:

(i)	it is satisfied that all Parties have been provided with any website addresses, user names, passwords and other necessary information, and have entered into any necessary arrangements with the website operator, to enable them to gain access to communications placed on the website for their attention;

(ii)	it has received assurances satisfactory to it that, communications transmitted to, received from and stored on websites operated by the website operator will be as secure as possible from unauthorised interception, reading and amendment; and

(iii)	it is satisfied that, promptly upon a communication being placed on any relevant website, the intended recipient will be sent a notification by e-mail of the communication and will, for at least 30 days thereafter, be able to read and retrieve a copy of the communication.

(g)	Any communication made in accordance with paragraph (b) above will be deemed to be given at close of business in the place of receipt on the day on which the recipient is given the relevant Notification, except that if it is received on a non-working day or after close of business in the place of receipt, it will be deemed to be given on the next working day in that place, unless prior to that time either:

(i)	the sender of the communication becomes aware that the recipient has not received that Notification; or

(ii)	the recipient of the Notification notifies the sender that it is not possible, for technical or other reasons affecting the operation of the relevant website generally, for the communication to be read or retrieved.

(h)	The Parties shall comply with any reasonable requirements of any approved website operator relating to the operation and security of the relevant websites.

(i)	Nothing in this Clause 29.2 shall prejudice the right of any Party to give any notice or other communication by letter or facsimile in accordance with the terms of this Agreement.

29.3	Addresses

(a)	The address, fax number and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Financing Documents is:

(i)	in the case of the Borrower, that identified in Clause 29.3(b);

(ii)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(iii)	in the case of an Agent, that identified in Clause 29.3(b),

or any substitute address, fax number, electronic mail address or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than 5 Business Days’ notice.

(b)	For the purposes of Clause 29.3(a) the relevant details are as follows:

(i)	the Borrower:

France Télécom

6, Place d’Alleray

75505 Paris Cedex 15

France

Attn:	Direction Financement - Tresorerie
Tel:	00 33 1 44 44 91 60
Fax:	00 33 1 40 43 04 52

(ii)	the Facility Agent:

Société Générale Paris

OPER/DFI/ATM/COR

Agency and Transaction Management

Tour Société Générale

17, cours Valmy

92972 Paris La Défense Cedex

France

Attn:	Clémentine Bergé/Laurent Monin - Credit matters
Tel:	00 33 1 42 13 41 38/00 33 1 42 13 53 49
Fax:	00 33 1 42 13 51 73

Email:	clementine.berge@sgcib.com/
laurent.monin@ sgcib.com

With a copy to:

Gilles Jacob/Abella Sechet - Operational matters

Tel:	00 33 1 42 14 80 91 or 00 33 1 42 14 67 00

Fax:	00 33 1 42 14 06 18 or 00 33 1 42 14 77 25

Email: gilles.jacob@sgcib.com/abella.sechet@sgcib.com

(iii)	the Dollar Swingline Agent:

Société Générale

Loan Servicing Group

560 Lexington Avenue

New York, NY 10022

USA

Attn:	Myriam Ferguson/Soo Lee - Operational matters

Tel:	00 212 278 6967/00 212 278 75 98

Fax:	00 212 278 7428

Email:	myriam.ferguson@sgcib.com/soo.lee@sgcib.com

  With a copy to:

  Gilles Jacob/Abella Sechet - Operational matters

Tel:	00 33 1 42 14 80 91 or 00 33 1 42 14 67 00

Fax:	00 33 1 42 14 06 18 or 00 33 142 14 77 25

Email:	gilles.jacob@sgcib.com/abella.sechet@sgcib.com

(iv)	the Euro Swingline Agent

Société Générale

OPER/DFI/ATM/COR

Tour Ariane

5, place de la Pyramide

92088 Paris La Défense Cedex

France

Attn:	Gilles Jacob/Abella Sechet- Operational matters

Tel:	00 33 1 42 14 80 91 or 00 33 1 42 14 67 00

Fax:	00 33 1 42 14 06 18 or 00 33 1 42 14 77 25

Email:	gilles.jacob@sgcib.com/abella.sechet@sgcib.com

29.4	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Financing Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or 5 (in the case of surface mail) or 10 (in the case of air mail) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of electronic mail, when received,

and, if a particular department or officer is specified as part of its address details provided under Clause 29.3 (Addresses), if addressed to that department or officer. In the event that a communication or document is received outside the normal business hours of the recipient, such communication or document will be deemed to be received on the next business day in the place of receipt.

(b)	Any communication or document to be made or delivered to an Agent will be effective only when actually received by such Agent and then only if it is expressly marked for the attention of the department or officer identified in Clause 29.3 (Addresses) (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Facility Agent.

29.5	Notification of address and fax number

Promptly upon receipt of notification of an address, electronic mail address, fax number or change of address, electronic mail address or fax number pursuant to Clause 29.3 (Addresses) or changing its own address, electronic mail address or fax number, the Facility Agent shall notify the other Parties.

29.6	English language

(a)	Any notice given under or in connection with any Financing Document must be in English.

(b)	All other documents provided under or in connection with any Financing Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Financing Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Financing Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Financing Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Financing Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Financing Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required consents

(a)	Subject to Clause 33.2 (Exceptions) any term of the Financing Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect (and is hereby so authorised by each Finance Party), on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

33.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Financing Documents;

(iii)	a reduction in the Margin or the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in Commitment;

(v)	any provision which expressly requires the consent of all the Lenders; or

(vi)	Clause 2.2 (Lenders’ rights and obligations), Clause 22 (Changes to the Lenders) or this Clause 33,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of any Agent or Mandated Lead Arranger may not be effected without the consent of such Agent or Mandated Lead Arranger.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

34.	GOVERNING LAW

This Agreement is governed by French law.

35.	ENFORCEMENT

(a)	The commercial court (Tribunal de Commerce) in Paris shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	This Clause 35 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.

This Agreement has been entered into on the date stated at the beginning of this Agreement and executed in 6 original copies.

IN WITNESS WHEREOF the parties have executed this Agreement on the date first above written.

[EXISTING LENDER]

By:

[POTENTIAL NEW LENDER]

By:

SIGNATURES

The Borrower

The Mandated Lead Arrangers

BARCLAYS CAPITAL (the investment banking division of Barclays Bank PLC)

By:	NAOMI LAWRENCE

CALYON

By:	FRÉDÉRIC DE TOLDI	GILLES GANTOIS

CITIBANK INTERNATIONAL PLC

By:	FLORENT J. MICHEL

SG CORPORATE & INVESTMENT BANKING

(the corporate and investment banking division of Société Générale)

By:	ALAIN GRUGE

ABN AMRO BANK N.V., PARIS BRANCH

By:	NAOMI LAWRENCE
(Power of Attorney)

BANCO BILBAO VIZCAYA ARGENTARIA S.A.

By:	CHRISTOPHE HUBERT	ANTONIO SALA

THE BANK OF TOKYO-MITSUBISHI, LTD.

By:	NAOMI LAWRENCE
(Power of Attorney)

BNP PARIBAS

By:	NAOMI LAWRENCE
(Power of Attorney)

CCF

By:	NAOMI LAWRENCE
(Power of Attorney)

CDC FINANCE – CDC IXIS

By:	LUC ETCHEBERRIGARAY

COMMERZBANK AKTIENGESELLSCHAFT

By:	NAOMI LAWRENCE
(Power of Attorney)

CRÉDIT MUTUEL – CIC ACTING THROUGH BANQUE FÉDÉRATIVE DU CRÉDIT MUTUEL AND CRÉDIT INDUSTRIEL ET COMMERCIAL

By:	OLIVIER BADAIRE	ANNE SOPHIE VAN HOOVE

DEUTSCHE BANK AG

By:	BENOIT DESCHAMPS

DRESDNER KLEINWORT WASSERSTEIN LIMITED

By:	HUGUES DELAFON

ING BANK N.V.

By:	JEAN-PASCAL ORCEL

ING BANK (FRANCE) S.A.

By:	JEAN-PASCAL ORCEL

J.P. MORGAN PLC

By:	NAOMI LAWRENCE
(Power of Attorney)

MEDIOBANCA – BANCA DI CREDITO FINANZIARIO S.P.A.

By:	MARC J. VINCENT

MIZUHO CORPORATE BANK, LTD.

By:	NAOMI LAWRENCE
(Power of Attorney)

NATEXIS BANQUES POPULAIRES

By:	CHRISTINE LAINÉ	LAURENT GILLET

THE ROYAL BANK OF SCOTLAND PLC

By:	NAOMI LAWRENCE
(Power of Attorney)

SUMITOMO MITSUI BANKING CORPORATION

By:	NAOMI LAWRENCE
(Power of Attorney)

WESTLB AG, PARIS BRANCH

By:	FRÉDÉRIC BEAUMELOU	JOSIANE WILLMS

The Lenders

BARCLAYS BANK PLC

By:	NAOMI LAWRENCE
(Power of Attorney)

CALYON

By:	FRÉDÉRIC DE TOLDI	GILLES GANTOIS

CITIBANK INTERNATIONAL PLC

By:	FLORENT J. MICHEL

CITIBANK, N.A. (NEW YORK BRANCH)

By:	FLORENT J. MICHEL

SOCIETE GENERALE

By:	ALAIN GRUGE

ABN AMRO BANK N.V., PARIS BRANCH

By:	NAOMI LAWRENCE
(Power of Attorney)

ABN AMRO BANK N.V.,CHICAGO BRANCH

By:	NAOMI LAWRENCE
(Power of Attorney)

BANCO BILBAO VIZCAYA ARGENTARIA S.A.

By:	CHRISTOPHE HUBERT	ANTONIO SALA

THE BANK OF TOKYO-MITSUBISHI, LTD.

By:	NAOMI LAWRENCE
(Power of Attorney)

BNP PARIBAS

By:	NAOMI LAWRENCE
(Power of Attorney)

CCF

By:	NAOMI LAWRENCE
(Power of Attorney)

CDC FINANCE - CDC IXIS

By:	LUC ETCHEBERRIGARAY

COMMERZBANK AKTIENGESELLSCHAFT, PARIS BRANCH

By:	NAOMI LAWRENCE
(Power of Attorney)

COMMERZBANK AKTIENGESELLSCHAFT, NEW YORK BRANCH

By:	NAOMI LAWRENCE
(Power of Attorney)

BANQUE FÉDÉRATIVE DU CRÉDIT MUTUEL

By:	OLIVIER BADAIRE

CRÉDIT INDUSTRIEL ET COMMERCIAL

By:	OLIVIER BADAIRE	ANNE-SOPHIE VAN HOOVE

DEUTSCHE BANK LUXEMBOURG S.A.

By:	BENOIT DESCHAMPS

DRESDNER BANK LUXEMBOURG S.A.

By:	HUGUES DELAFON

ING BANK N.V.

By:	JEAN-PASCAL ORCEL

ING BANK (FRANCE) S.A. ACTING THROUGH ING BANK N.V.

By:	JEAN-PASCAL ORCEL

JPMORGAN CHASE BANK, PARIS BRANCH

By:	NAOMI LAWRENCE
(Power of Attorney)

JPMORGAN CHASE BANK

By:	NAOMI LAWRENCE
(Power of Attorney)

MEDIOBANCA – BANCA DI CREDITO FINANZIARIO S.P.A.

By:	MARC J. VINCENT

MIZUHO CORPORATE BANK, LTD. PARIS BRANCH

By:	NAOMI LAWRENCE
(Power of Attorney)

MIZUHO CORPORATE BANK, LTD. NEW YORK BRANCH

By:	NAOMI LAWRENCE
(Power of Attorney)

MIZUHO CORPORATE BANK, LONDON BRANCH

By:	NAOMI LAWRENCE
(Power of Attorney)

NATEXIS BANQUE POPULAIRES

By:	CHRISTINE LAINÉ LAURENT GILLET

NATEXIS BANQUES POPULAIRES, NEW YORK BRANCH

By:	CHRISTINE LAINÉ LAURENT GILLET

THE ROYAL BANK OF SCOTLAND PLC

By:	NAOMI LAWRENCE
(Power of Attorney)

SUMITOMO MITSUI BANKING CORPORATION, PARIS BRANCH

By:	NAOMI LAWRENCE
(Power of Attorney)

SUMITOMO MITSUI BANKING CORPORATION, NEW YORK BRANCH

By:	NAOMI LAWRENCE
(Power of Attorney)

WESTLB AG, PARIS BRANCH

By:	FRÉDÉRIC BEAUMELOU	JOSIANE WILLMS

WESTLB AG, NEW YORK BRANCH

By:	FRÉDÉRIC BEAUMELOU	JOSIANE WILLMS

BANCA DI ROMA S.p.A, PARIS BRANCH

By:	DANIELA MASSARD	FRANCESCO BAROLO

BANK OF AMERICA N.A.

By:	NAOMI LAWRENCE
(Power of Attorney)

HVB BANQUE LUXEMBOURG SOCIETE ANONYME, LUXEMBOURG

By:	NAOMI LAWRENCE
(Power of Attorney)

HVB BANQUE LUXEMBOURG SOCIÉTÉ ANONYME, LUXEMBOURG ACTING THROUGH HYPOVEREINSBANK AG NEW YORK

By:	NAOMI LAWRENCE
(Power of Attorney)

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLAND BRANCH

By:	NAOMI LAWRENCE
(Power of Attorney)

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

By:	NAOMI LAWRENCE
(Power of Attorney)

FORTIS INTERNATIONAL FINANCE (DUBLIN)

By:	MARC VAN LERBERGHE

FORTIS CAPITAL CORP.

By:	MARC VAN LERBERGHE

LLOYDS TSB BANK PLC

By:	COLIN JAMES BAKER

BANCO ESPAÑOL DE CRÉDITO S.A.

By:	NAOMI LAWRENCE
(Power of Attorney)

CAJA MADRID

By:	NAOMI LAWRENCE
(Power of Attorney)

KBC BANK N.V. DUBLIN BRANCH

By:	NAOMI LAWRENCE
(Power of Attorney)

KBC BANK N.V. NEW YORK BRANCH

By:	NAOMI LAWRENCE
(Power of Attorney)

NORDEA BANK AB (publ)

By:	NAOMI LAWRENCE
(Power of Attorney)

RBC FINANCE B.V.

By:	NAOMI LAWRENCE
(Power of Attorney)

DEXIA INVESTMENTS IRELAND

By:	NAOMI LAWRENCE
(Power of Attorney)

The Facility Agent

SOCIETE GENERALE

By:	ALAIN GRUGE

The Dollar Swingline Agent

SOCIETE GENERALE

By:	ALAIN GRUGE

The Euro Swingline Agent

SOCIETE GENERALE

By:	ALAIN GRUGE